CINCINNATI BELL INC.
2018-2020 SHARE-BASED PERFORMANCE UNIT AWARD AGREEMENT
This Share-based Performance Unit Award Agreement (this “Award”) is made between Cincinnati Bell Inc. (the “Company” and, together with all of its subsidiary corporations and organizations, the “Employer”) and PARTICIPANT NAME (the “Employee”) and is effective as of GRANT DATE. By signing this Award, the Company and the Employee each agrees to all of the terms of this Award.
Share-based Performance Unit Award
Under and pursuant to the Cincinnati Bell Inc. 2017 Long-Term Incentive Plan, as in effect on the date noted above and as it may thereafter be amended, (the “Plan”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) hereby, on behalf of the Company and subject to the Employee signing this Award and thereby agreeing to all of the terms of this Award, agrees that, to the extent required by and in accordance with the terms of this Award, the Company shall distribute the value of a number of Units (in the form of common shares of the Company (“Shares”) to or with respect to the Employee.
For purposes of this Award, (a) a “Unit” is a measure that is used to determine the number of Shares that will be distributed to or with respect to the Employee under this Award and (b) the “value” of a Unit that is to be distributed under this Award shall be deemed to be equal to 100% of the fair market value (determined in accordance with the Plan’s terms for determining fair market value) of one Share on the date of the distribution.
Terms Used In This Award
The following terms are used in determining the number of Units (if any) the value of which is to be distributed to or with respect to the Employee under this Award and shall have the meanings indicated below.

1.
“Disability Termination” means, with respect to the Employee, the termination of the Employee’s employment with the Employer because the Employee is unable to perform all of the duties of the Employee’s then current position with the Employer due to a physical or mental condition, provided that such inability to perform such duties is reasonably expected to be permanent.

a.	The Committee must determine that all of the above conditions are met for the Employee to be deemed to have incurred a Disability Termination.

b.
In order to make such a determination, the Committee may in its discretion require that the Employee’s condition of disability at the time of the Employee’s termination of employment be certified by a physician chosen or approved by the Committee or that the Employee present evidence that the Employee has been determined by the U.S. Social Security Administration to have been disabled at the time of such termination of employment.

2.
“Adjusted Unlevered Operating Cash Flow” means the Employer’s Cash Flows from Operating Activities (as defined by U.S. GAAP) adjusted to exclude expenses related to (1) cash paid for interest on (a) all long-term debt, (b) capital lease obligations, and (c) other financing arrangements for the Performance Period (computed on the basis of the Employer’s interest expense for purposes of the Employer’s applicable income statements as determined in accordance with U.S. GAAP, less non-cash items); and (2) Transaction and Integration Costs.

3.	“Adjusted Unlevered Operating Cash Flow Result” means the quotient produced by dividing (a) the Adjusted Unlevered Operating Cash Flow for the Performance Period by (b) the approved Adjusted

Unlevered Operating Cash Flow goal for each Performance Period, with such quotient expressed as a percentage to the nearest one-tenth of one percent. For all purposes of this Award and section 17 of the Plan, an Adjusted Unlevered Operating Cash Flow Result of 100% shall be deemed the “target” Adjusted Unlevered Operating Cash Flow Result.

4.
“Adjusted Unlevered Operating Cash Flow Result Percentage” means the Adjusted Unlevered Operating Cash Flow Result Percentage that is determined from the following table (which percentage is based on the Adjusted Unlevered Operating Cash Flow Result):

If Adjusted Unlevered Operating Cash Flow Result is:	Then Adjusted Unlevered Operating Cash Flow Result Percentage is:
Under 95%	0%
95%	50%
100% (“target” Adjusted Unlevered Operating Cash Flow Result)	100%
110%	125%
120% or greater	150%

If the Adjusted Unlevered Operating Cash Flow Result is between 95% and 100%, between 100% and 110%, or between 110% and 120% the Adjusted Unlevered Operating Cash Flow Result Percentage shall be interpolated from the above table (on the basis that the Adjusted Unlevered Operating Cash Flow Result Percentage increases from 50% to 100%, from 100% to 125%, and from 100% to 150% respectively on a linear basis), to the nearest one-tenth of one percent.

5.	“Performance Period” means each period for which the value of Units may be calculated under this Award. The Performance Periods are:

a.	“2018 Performance Period,” which begins on January 1, 2018 and ends on December 31, 2018;

b.	“2018-2019 Performance Period,” which begins on January 1, 2018 and ends on December 31, 2019; and

c.	“2018-2020 Performance Period,” which begins on January 1, 2018 and ends on December 31, 2020.

6.
“Relative Total Shareholder Return” means the rank (by percentile) of the Company’s total shareholder return for the Performance Period when compared to the total shareholder return for the Performance Period of all companies in the Telecom Peer Group. For all purposes of this Award and section 17 of the Plan, a Relative Total Shareholder Return of at least 50th but not greater than the 60th percentile shall be deemed the “target” Relative Total Shareholder Return.

7.
“Relative Total Shareholder Return Percentage” means the Relative Total Shareholder Return Percentage that is determined from the following table (which percentage is based on the Relative Total Shareholder Return):

If Relative Total Shareholder Return Is:	Then Relative Total Shareholder Return Percentage Is:
Less than 20th Percentile	0.0%
At least 20th Percentile but less than 30th Percentile	25.0%
At least 30th Percentile but less than 40th Percentile	50.0%
At least 40th Percentile but less than 50th Percentile	75.0%
At least 50th Percentile but less than 60th Percentile (“target” Relative Total Shareholder Return)	100.0%
At least 60th Percentile but less than 70th Percentile	112.5%
At least 70th Percentile but less than 80th Percentile	125.0%
At least 80th Percentile but less than 90th Percentile	137.5%
90th Percentile or greater	150.0%

8.
“Retirement” means, with respect to the Employee, the Employee’s termination of employment with the Employer (a) at least one year after the effective date of this Award, (b) after the Employee has both attained at least age 55 and completed at least 10 years of employment with the Employer, and (c) other than by reason of the Employee’s fraud, misappropriation or embezzlement, gross insubordination, failure to perform in good faith the Employee’s assigned duties, or any other reason for which a termination of employment would be deemed for “cause” under any employment agreement between the Employee and the Employer that is in effect at the time of the Employee’s termination of employment with the Employer.

9.
“Share-based Performance Unit Percentage” means, for the 2018 Performance Period, the 2018-2019 Performance Period, or the 2018-2020 Performance Period, the sum of (a) the Adjusted Unlevered Operating Cash Flow Result Percentage, determined for such Performance Period from the table for Adjusted Unlevered Operating Cash Flow Result Percentage above, multiplied by 70%, and (b) the Relative Total Shareholder Return Percentage, determined for such Performance Period from the table for Relative Total Shareholder Return Percentage above, multiplied by 30%.

10.	“Target Number of Units” means NUMBER OF AWARDS GRANTED Units

11.	“Telecom Peer Group” means the Telecommunications Peer Group approved by the Committee as in effect on the last day of the respective Performance Period.

12.
“Transaction and Integration Costs” means the total amount of costs and expenses reflected on the Employer’s Consolidated Statement of Operations that the Committee determines factually relates to the sale, purchase, or integration of any business unit or subsidiary.

General Rules for Payment of and Conditions for Award
For purposes of this “General Rules for Payment of and Conditions for Award” part of the Award:

1.
“payment date” means March 15, 2021 (or, if earlier, any date that occurs between January 1, 2021 and March 15, 2021 and that is chosen by the Company for payment of the amount, if any, to be distributed under this part of the Award); and

2.
“payment eligible” means, with respect to the Employee, either (i) that the Employee is still employed by the Employer on the payment date, (ii) that the Employee’s employment with the Employer ended after the date as of which this Award became effective and before the payment date because of the

Employee’s Retirement or Disability Termination, or (iii) that the Employee’s employment with the Employer ended after December 31, 2020 and before the payment date because of the Employee’s death.

Except as is otherwise provided in the following parts of this Award, the Company shall, on the payment date and provided that the Employee is payment eligible, distribute to the Employee (or, in the event the Employee has died by the time of the payment, the Employee’s beneficiary) the value of the number of Units determined by the following steps (with the final number of Units the value of which will be distributable being the number of Units determined from the result of step 4 below):

1.	first multiplying (a) 50% of the Target Number of Units by (b) the Share-based Performance Unit Percentage for the 2018 Performance Period;

2.	second multiplying (a) 25% of the Target Number of Units by (b) the Share-based Performance Unit Percentage for the 2018-2019 Performance Period;

3.	third multiplying (a) 25% of the Target Number of Units by (b) the Share-based Performance Unit Percentage for the 2018-2020 Performance Period; and

4.	fourth (and last), by adding the results of steps 1, 2, and 3 above.

The Committee shall verify (and report to the Company) the resulting number of Units the value of which will be distributed by the Company to the Employee pursuant to this Award within a reasonable period after the end of the 2018-2020 Performance Period (but in no event later than the start of the first March 15 that occurs after the end of the 2018-2020 Performance Period).
Special Rules for Payment of Award Upon Employee’s Death Prior to 2021
Subject to the following parts of this Award, if the Employee dies (a) prior to January 1, 2021 and (b) while the Employee is still employed by the Employer, then the Company shall, within 60 days after the date of the Employee’s death and in lieu of any other distribution being made under this Award, distribute to the Employee’s beneficiary the value of a number of Units that is equal to the number of Units that would have been paid to the Employee if both (i) the Employee had survived and remained continuously employed by the Employer from the date on which this award is granted until at least March 15, 2021 and (ii) the result of each performance goal applicable to this Award was satisfied at this Award’s “target” result for such goal (the result that gives a 100% percentage for applying such result under this Award).
Forfeiture of Award
Subject to the following parts of this Award, except for the value of such number of Units that the Company distributes pursuant to any of the foregoing parts of this Award, all of the Employee’s rights under this Award, including the Employee’s rights to receive any distribution under this Award (other than a distribution required to be made under any of the foregoing parts of this Award), automatically will be permanently forfeited upon the earliest of: (a) March 15, 2021; (b) the date that the Employee’s employment with the Employer terminates for any reason; or (c) the date on which a distribution is made under any of the foregoing parts of this Award.
Special Rules for Change in Control
Notwithstanding any of the other parts of this Award, if a Change in Control (as is defined in the Plan) occurs prior either to any distribution being made or forfeiture occurring under any of the foregoing parts of this

Award, then (i) the provisions of section 17 of the Plan shall be deemed incorporated into this Award and shall apply to this Award and (ii) the other parts of this Award shall be subject to the terms of section 17 of the Plan.
Employment Termination
For all purposes of this Award, the Employee’s employment with the Employer shall be deemed to have terminated when the Employee’s status as an employee on an active employee payroll maintained by the Employer for payment and withholding purposes ends.
Beneficiary
For all purposes of this Award, the Employee’s “beneficiary” shall be the person or entity designated by the Employee, in a writing delivered prior to the Employee’s death to the Company’s Corporate Secretary, to be the Employee’s beneficiary under this Award.
Should the Employee die prior to designating a beneficiary, then the Employee’s beneficiary for purposes of this Award shall be deemed to be the Employee’s surviving spouse or, if none, the Employee’s estate.
Effect of Employment Agreement
Notwithstanding any of the provisions of the other parts of this Award, if the provisions of a written employment agreement between the Company and the Employee would require for purposes of this Award that the Employee be deemed to be employed by the Employer until a date later than the actual date on which the Employee’s employment with the Employer terminates, then such employment agreement’s provisions shall control (and shall be deemed an amendment to this Award and incorporated herein by reference); provided that the Employee’s actual termination of employment with the Employer occurs at least one year after the effective date of this Award and only to the extent that such employment agreement’s provisions do not apply in the case of a termination of employment following a Change in Control.
Payment in Shares
Notwithstanding any other provision of this Award to the contrary, the value of any Units that is required to be distributed under this Award on any date shall be made in Shares. The number of Shares to be distributed on such date shall be equal to the number of Shares that have a fair market value (determined as of such distribution date and in accordance with the Plan’s terms for determining fair market value) equal to the value of the Units required to be distributed under this Award.
Distribution of Shares and Statements of Holding
For all purposes of this Award, the Company shall be deemed to have distributed Shares to the Employee (or the Employee’s beneficiary) pursuant to this Award as of any date by transferring the ownership of such Shares on the Company’s records to the Employee (or, if applicable, the Employee’s beneficiary) on such date. Such transfer shall make the Employee (or, if applicable, the Employee’s beneficiary) the legal owner of such Shares.
Further, on or as soon as possible after any date on which the Company transfers the ownership of any Shares on the Company’s records to the Employee (or, if applicable, the Employee’s beneficiary) pursuant to this Award, the Company will provide to the Employee (or, if applicable, to the Employee’s beneficiary) a statement of holding that indicates the number of Shares the Employee owns in book-entry form.

Withholding Requirements
The Employer shall satisfy all federal, state, and local tax withholding requirements related to the Company’s distribution of any Shares pursuant to this Award. The Company shall satisfy such tax withholding requirements by, without any advance notice having to be given to the Employee (or the Employee’s beneficiary), either:

1.	withholding an amount sufficient to meet such requirements from any amounts payable to or with respect to the Employee by the Employer other than by reason of this Award;

2.	retaining Shares having a fair market value sufficient to meet such requirements from the Shares that the Company would otherwise distribute pursuant to this Award; or

3.	combining the methods described in clauses 1 and 2 above.

The Employer may choose the method by which such tax withholding requirements shall be satisfied, in its sole discretion.
Regulatory Compliance
Notwithstanding any other provision of this Award, Shares may be distributed by the Company under this Award at any time only upon full compliance with all then-applicable requirements of law and the requirements of the exchange upon which Shares may then be traded.
Investment Representation
The Employee represents and agrees that if the Employee is distributed any Shares at a time when there is not in effect under the Securities Act of 1933 a registration statement pertaining to the Shares and there is not available for delivery a prospectus meeting the requirements of Section 10(A)(3) of such Act:

1.	the Employee will accept and receive such Shares for the purpose of investment and not with a view to their resale or distribution;

2.	the Employee, upon receipt of such Shares, will furnish to the Company an investment letter in form and substance satisfactory to the Company;

3.
the Employee, prior to selling or offering for sale any such Shares, will furnish the Company with an opinion of counsel satisfactory to the Company to the effect that such sale may lawfully be made and will furnish the Company with such certifications as to factual matters as the Company may reasonably request; and

4.	the transfer agent holding the Employee’s Shares in book-entry form will be notified of the restrictions on sale or transfer.

Adjustments
If, after the date of this Award, the Shares are, as a result of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights, or debentures, or other change in the corporate structure of the Company, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another organization, then:

1.
there automatically shall be substituted for each Unit that is still subject to this Award a Unit that on the date on which any distribution is to be made under this Award has a value equal to 100% of the fair market value (determined in accordance with the Plan’s terms for determining fair market value) of the number and kind of shares of stock or other securities into which each Share is changed or for which each Share is exchanged; and

2.	the Company shall make such other adjustments to the Units subject to provisions of the Plan and this Award as may be appropriate and equitable.

Notices
Any notice to the Company relating to this Award must be in writing and delivered in person or by registered mail to the Company at the following address, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, Attention: Corporate Secretary, or at such other address as the Company has designated by notice.
Any notice to the Employee or other person or persons succeeding to the Employee’s interest must be delivered to the Employee or such other person or persons at the Employee’s address on record with the Company or such other address as is specified in a notice filed with the Company.
Determinations of the Committee Final
Any dispute or disagreement which arises under, as a result of, or in any way relates to the interpretation or construction of this Award shall be determined by the Committee. The Employee hereby agrees to accept any such determination as final, binding, and conclusive for all purposes.
Successors
All rights under this Award are personal to the Employee and are not transferable except that, in the event of the Employee’s death, such rights are transferable to the Employee’s legal representatives, heirs, or legatees. This Award shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Employee and the Employee’s legal representatives, heirs, and legatees.
Obligations of the Company
The liability of the Company under the Plan and this Award is limited to the obligations set forth in the Plan and this Award. No term or provision of the Plan or this Award shall be construed to impose any liability on the Company in favor of the Employee with respect to any loss, cost, or expense which the Employee may incur in connection with or arising out of any transaction in connection therewith.
No Guarantee of Employment
The granting of this Award to the Employee does not constitute a contract of employment and does not give the Employee the legal right to be continued as an employee of the Employer. The Employer may deal with the Employee and the terms of the Employee’s employment as if this Award did not exist.
Governing Law
This Award will be governed by and interpreted in accordance with the laws of the State of Ohio.

Plan
This Award is issued under the Plan, the Cincinnati Bell Inc. 2017 Long-Term Incentive Plan. Except as is otherwise specifically provided herein, this Award is subject to all of the terms of the Plan and the provisions of the Plan shall control if there is any conflict between the Plan and this Award and with respect to any matters that are not addressed in this Award. The Plan is incorporated by reference and made a part of this Award.
Entire Award
This Award and the Plan supersede any other agreement, whether written or oral, that may have been made or entered into by the Employer and the Employee relating to the Units that are subject to this Award and any Shares that may be payable with respect to such Units. Further, this Award and the Plan constitute the entire agreement by the parties related to such matters and there are no agreements or commitments except as set forth herein and in the Plan.
Captions; Counterparts
The captions in this Award are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Award. This Award may be executed in any number of counterparts, each of which shall constitute one and the same instrument.
IN ORDER TO GRANT THIS SHARE-BASED PERFORMANCE UNIT AWARD, the Company and the Employee have caused this Award to be duly executed as of the dates noted below and, by signing below, agree to all of the terms of this Award.

EMPLOYEE:                CINCINNATI BELL INC.

Phillip R. Cox
Chairman, Board of Directors

Date: ACCEPTANCE DATE            Date: January 25, 2018

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